Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Net Income of $641 thousand for the Fourth Quarter 2012

February 1, 2013, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (the “Bank”) reported today its financial results for the fourth quarter of 2012. For the three months ended December 31, 2012, the Company had net income of $641 thousand and net income available to common shareholders of $555 thousand, or $0.04 per diluted share, compared to net income of $406 thousand and net income available to common shareholders of $236 thousand, or $0.08 per diluted share, for the same period in 2011.

Earnings

For the year ended December 31, 2012, the Company had a net loss of $6.0 million and net loss allocable to common shareholders of $6.6 million, or ($0.76.) per diluted share, compared to a net loss of $3.1 million and a net loss allocable to common shareholders of $3.8 million, or ($1.26) per diluted share, for the same period in 2011.

The loss for 2012 was due primarily to the implementation of the Asset Resolution Plan associated with the May 2012 Rights offering.

The improvement in quarter over quarter earnings resulted primarily from the decrease in the provision for loan losses to $165 thousand in the fourth quarter of 2012 compared to $869 thousand in the fourth quarter of 2011. Additional factors contributing to our increase in net income during the fourth quarter of 2012 are as follows. Net interest income improved to $4.2 million for the quarter compared to $3.9 million in the fourth quarter of 2011, an increase of $331 thousand or 8.47%. Noninterest income was $634 thousand for the fourth quarter of 2012 compared to $272 thousand (net of securities gains) in the fourth quarter of 2011, an increase of $362 thousand or 133.09%, driven by the increase in gain on sale of mortgage loans experienced in the fourth quarter of 2012. Total noninterest expense was $3.7 million for the fourth quarter of 2012 compared to $3.2 million in the fourth quarter of 2011, an increase of $452 thousand or 13.95%, primarily due to an increase in salaries and employment benefits and a negative fourth quarter 2011 FDIC accrual caused by the change in the calculation of the premium base, offset by an improvement in losses on sales and write down of other real estate owned.

The net interest margin was 3.46% for the quarter ended December 31, 2012 compared to 3.19% for the quarter ended December 31, 2011, a 27 basis point increase. This was a direct result of the actions taken in the second quarter of 2012, specifically the restructuring of FHLB advances, the reduction in nonperforming assets and the increase in noninterest bearing deposits.

Growth

At December 31, 2012 total assets were $542.9 million compared to $541.7 million at December 31, 2011, a $1.2 million or ..23% increase from December 31, 2011. This increase was driven primarily by the increase in loans, including loans held for sale, net of the allowance of $16.5 million or 4.55%, offset by the decrease in deposits in other banks of $14.4 million or 35.04%.

Gross loans, excluding loans held for sale, at the end of the fourth quarter of 2012 were $376.2 million compared to $370.2 million at December 31, 2011, a $6.0 million or 1.63% increase. The increase in loan balance was due primarily to increased production resulting primarily from a new lending team member hired in the middle of 2012.

Total deposits at the end of the fourth quarter grew $18.9 million or 4.30% to $459.1 million compared to $440.2 million at December 31, 2011. Noninterest bearing deposits increased $13.7 million or 29.45% to $60.1 million compared to $46.4 million at December 31, 2011.

In a joint statement, First Capital Bancorp, Inc. CEO John Presley and First Capital Bank President and CEO, Bob Watts stated “The second half of 2012 was a new beginning for the Company. The results of the fourth quarter confirm our belief that a bright future is ahead for the shareholders, customers and employees of First Capital. We are encouraged by the underlying earnings power of the Company and by the continuing improvement in our credit metrics.”

Asset Quality

The allowance for loan losses was $7.3 million or 1.93% of total loans for the period ended December 31, 2012 compared to $9.3 million or 2.51% of total loans at December 31, 2011. The decrease in the allowance for loan losses was primarily a result of the chargeoffs associated with the implementation of the Asset Resolution Plan executed in the second quarter of 2012. The allowance for loan losses at the end of the second quarter of 2012 was $7.3 million or 1.97% of total loans.

During the quarter ended December 31, 2012, the Company had charge-offs of $196 thousand, recoveries of $91.9 thousand and a provision for loan losses of $165 thousand.

The following table reflects details related to asset quality and the allowance for loan losses:

	December 31,
	2012	2011
	(Dollars in thousands)
Nonaccrual loans	$8,014	$17,691
Loans past due 90 days and accruing interest	1,338	—

Total nonperforming loans	9,352	17,691
Other real estate owned	3,770	7,646

Total nonperforming assets	$13,122	$25,337

Allowance for loan losses to period end loans	1.93%	2.51%
Nonperforming assets to total loans & OREO	3.45%	6.71%
Nonperforming assets to total assets	2.42%	4.68%
Allowance for loan losses to nonaccrual loans	90.70%	52.41%

	Twelve Months Ended
	December 31,
	2012	2011
Allowance for loan losses
Beginning balance	$9,271	$11,036
Provision for loan losses	9,196	9,441
Net charge-offs	11,198	11,206

Ending balance	$7,269	$9,271

Subsequent to year end the company disposed of its largest nonaccrual loan, reducing nonperforming assets by $1.5 million in January of 2013.

Capital

Total Risk Based Capital at December 31, 2012, was 13.75%, 375 basis points above the regulatory minimum for well capitalized institutions. Tier One Risk Based Capital at December 31, 2012, was 12.29%. Additionally, tangible common equity increased to 7.67% at the end of the fourth quarter of 2012 compared to 5.54% at December 31, 2011, due to the capital raised in the rights offering and results of the aforementioned activities.

The following table reflects the regulatory capital ratios of the Company as of December 31, 2012 and December 31, 2011.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2012
Total capital to risk weighted assets
Consolidated	$54,929	13.75%	$31,955	8.00%	$39,944	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$49,108	12.29%	$15,978	4.00%	$23,966	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$49,108	9.19%	$21,371	4.00%	$26,714	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2011
Total capital to risk weighted assets
Consolidated	$51,321	13.17%	$31,179	8.00%	$38,974	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$45,195	11.60%	$15,589	4.00%	$23,384	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$45,195	8.37%	$21,591	4.00%	$26,989	5.00%

Non-Interest Income

Non-interest income, including gains on sales of securities, totaled $634 thousand for the quarter ended December 31, 2012 a decrease of $73 thousand or 10.33% from $707 thousand earned in the quarter ended December 31, 2011. The improvement in gains on sale of mortgage loans in 2012 were offset by gains recognized on the sale of securities in 2011.

For the year ended December 31, 2012, non-interest income was $2.0 million compared to $2.1 million for the year ended December 31, 2011. The improvement in gains on sale of mortgage loans in 2012 were offset by gains on the sale of securities in 2011.

Non-interest Expense

Non-interest expense totaled $3.7 million for the quarter ended December 31, 2012 which compares to $3.2 million for the quarter ended December 31, 2011, an increase of $452 thousand or 13.95%.

For the year ended December 31, 2012 noninterest expense was $18.4 million compared to $13.5 million for the year ended December 31, 2011. The increase resulted primarily from prepayment penalties associated with the prepayment of FHLB advances, write-downs of OREO in connection with the Asset Resolution Plan, and personnel expenses.

The Bank currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Selected Operating Data:

Interest income	$5,711	$5,921	$23,013	$24,327
Interest expense	1,470	2,010	6,674	8,379

Net interest income	4,241	3,911	16,339	15,948
Provision for loan losses	165	869	9,196	9,441
Other noninterest income	634	272	1,903	1,001
Securities gains	—	435	79	1,079
Noninterest expense	3,691	3,236	18,421	13,549

Income (Loss) before income tax	1,019	513	(9,296)	(4,962)
Income tax expense (benefit)	378	107	(3,290)	(1,886)

Net income (loss)	$641	$406	$(6,006)	$(3,076)

Less: Preferred dividends	$86	$170	$623	$679

Net income (loss) available to common shareholders	$555	$236	$(6,629)	$(3,755)

Basic net income (loss) per common share	$0.05	$0.08	$(0.76)	$(1.26)

Diluted net income (loss) per common share	$0.04	$0.08	$(0.76)	$(1.26)

	As of and for the Three Months Ended December 31,		As of and for the Twelve Months Ended December 31,
	2012	2011	2012	2011
Balance Sheet Data:

Total assets	$542,947	$541,690	$542,947	$541,690
Loans, net	368,919	360,969	368,919	360,969
Deposits	459,113	440,199	459,113	440,199
Borrowings	33,026	58,763	33,026	58,763
Stockholders’ equity	47,088	40,683	47,088	40,683
Book value per share	$3.49	$10.11	$3.49	$10.11
Tangible Common Equity to Assets	7.67%	5.54%	7.67%	5.54%
Total shares outstanding, in thousands	11,927	2,971	11,927	2,971

Asset Quality Ratios
Allowance for loan losses	$7,269	$9,271	$7,269	$9,271
Nonperforming assets	13,122	25,337	13,122	25,337
Net charge-offs	104	623	11,198	11,206
Net charge-off to average loans	0.03%	0.17%	2.97%	2.92%
Allowance for loan losses to period end loans	1.93%	2.51%	1.93%	2.51%
Nonperforming assets to total loans & OREO	3.45%	6.71%	3.45%	6.71%

Selected Performance Ratios:
Return on average assets	0.48%	0.30%	-1.13%	-0.58%
Return on average equity	5.43%	3.89%	-13.01%	-7.11%
Net interest margin (tax equivalent basis)	3.46%	3.19%	3.39%	3.26%